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FOR IMMEDIATE RELEASE
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CONTACT:


Joseph W. Kaufmann                            Cindy Glynn (investor)
President and Chief Executive Officer         Susan Farley (media)
(610) 524-0188                                Dewe Rogerson
                                                    (212) 688-6840


                   KENSEY NASH ACQUIRES PATENTS RELATED TO
                         PUNCTURE CLOSURE TECHNOLOGY
              -ROYALTY RATES PAID TO KENSEY NASH WILL INCREASE-

EXTON, PA, November 13, 1997 -- Kensey Nash Corporation (Nasdaq: KNSY) today announced that it has acquired a portfolio of puncture closure patents and patent applications, which will result in a 33 to 50% increase in the royalties paid to the Company for the Angio-Seal product by Sherwood-Davis & Geck, a subsidiary of American Home Products Corporation (AHP:NYSE).

The intellectual property was acquired from two doctors, who had licensed their inventions to AHP in 1995. The licenses were subsequently transferred to Sherwood-Davis & Geck, who holds a worldwide exclusive license to the acquired patents and will continue to do so. As a result of acquiring the patents, Kensey Nash will be entitled to earn the royalty fees formerly paid by Sherwood-Davis & Geck to the doctors for each Angio-Seal device sold, commencing in 1998.

Under the terms of the agreement, Kensey Nash will pay a combination of Common Stock and cash payments for the transfer of ownership of the patents. Separately, Drs. Wouter M.M. Van de Moer and Rienk Rienks, inventors of the acquired intellectual property, have agreed to join Kensey Nash's Medical Advisory Board.

"Based on our projections, we believe that this addition to our worldwide patent portfolio will have a substantial impact on our bottom line," stated Joseph W. Kaufmann, president and CEO of Kensey Nash Corporation. "We look forward to a long and mutually rewarding relationship with these creative and experienced cardiologists."

"We are pleased to be a part of the growing success of not only the Angio-Seal product, but the many innovative and exciting technologies that Kensey Nash is developing," commented Drs. Van de Moer and Rienk Rienks. "We look forward to continued involvement in Kensey Nash through stock ownership and active participation on Kensey Nash's Medical Advisory Board."

Kensey Nash is a medical device company focused on the commercialization and continuing development of a line of absorbable medical devices for the sealing of arterial punctures created during cardiovascular procedures. Kensey Nash's principal product, the Angio-Seal device, provides a safe, effective and quick method of sealing arterial punctures and is designed to lower procedure costs and enhance patient comfort. The 8F Angio-Seal device, the Company's primary product, received FDA pre-market approval on September 30, 1996. The device is being marketed worldwide by Sherwood-Davis & Geck, a subsidiary of AHP.

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that a number of important factors could cause the Company's actual results to differ materially from those in the forward-looking statements including, without limitation, AHP's ability to successfully manufacture and market the Angio-Seal device, additional regulatory approvals, the Company's ability to manufacture Angio-Seal components and competition from other puncture closure devices. Results of operations in any past period should not be considered indicative of the results to be expected for future periods. Fluctuations in operating results may also result in fluctuations in the price of the Common Stock.